        Exhibit 99.3  Marketing Materials

                                                                         EX 99.3

                              PFSB Bancorp, Inc.
                         Proposed Holding company for
                 Palmyra Saving and Building Association, F.A.
                               Palmyra, Missouri

                         Proposed Marketing Materials

                                    1-12-99

                              Marketing Materials
                              PFSB Bancorp, Inc.
                               Palmyra, Missouri

                               Table of Contents
                               -----------------

I.   Press Releases
     A. Explanation
     B. Schedule
     C. Distribution List
     D. Press Release Examples

II.  Advertisements
     A. Explanation
     B. Schedule
     C. Advertisement Examples

III. Question and Answer Brochure

IV.  Individual Letters and Community Meeting Invitations

V.   Counter Cards and Lobby Posters
     A. Explanation
     B. Quantity

VI.  Proxy Reminder
     A. Explanation
     B. Example

                                 I.  Press Releases


A. Explanation

In an effort to assure that all customers receive prompt accurate information in a simultaneous manner, Trident advises Palmyra Saving to forward press releases to area newspapers, radio stations, etc. at various points during the conversion process.

Only press releases approved by Conversion Counsel and the OTS will be forwarded for publication in any manner.

B. Schedule

   1. OTS Approval of Conversion

   2. Close of Stock Offering

C.  Distribution List

                          National Distribution List
                          --------------------------


National Thrift News                           Wall Street Journal
--------------------                           -------------------
212 West 35th Street                           World Financial Center
13th Floor                                     200 Liberty
New York, New York  10001                      New York, NY  10004
Richard Chang

American Banker                                SNL Securities
---------------                                --------------
One State Street Plaza                         Post Office Box 2124
New York, New York  10004                      Charlottesville, Virginia  22902
Michael Weinstein

Barrons                                        Investors Business Daily
-------                                        ------------------------
Dow Jones & Savings Bank                       12655 Beatrice Street
Barrons Statistical Information                Post Office Box 661750
200 Burnett Road                               Los Angeles, California  90066
Chicopee, Massachusetts  01020

New York Times
--------------
229 West 43rd Street
New York, NY  10036

                               Local Media List
                               ----------------

                               (To be provided)


Newspaper
---------



Radio
-----

D. Press Release Examples

        PRESS RELEASE
                                         FOR IMMEDIATE RELEASE
                                         ---------------------
                                         For More Information Contact:
                                         Eldon R.Mette, Executive Vice-President
                                         (573) 769-2655

                    PALMYRA SAVING AND BUILDING ASSOCIATION
                    ---------------------------------------

                       CONVERSION TO STOCK FORM APPROVED
                       ---------------------------------

     Palmyra, Missouri (February __, 1998) - Eldon R. Mette, Executive Vice-President of Palmyra Saving and Building Association, F.A. ("Palmyra Saving"), Palmyra, Missouri, announced that Palmyra Saving has received approval from the Office of Thrift Supervision to convert from a federally-chartered mutual savings association to a federally-chartered stock savings bank, to be known as "Palmyra Savings". In connection with the Conversion, Palmyra Saving has formed a holding company, PFSB Bancorp, Inc., to hold all of the outstanding capital stock of Palmyra Savings.

     PFSB Bancorp, Inc. is offering up to 747,500 shares of its common stock, subject to adjustment, at a price of $10.00 per share. Certain account holders and borrowers of Palmyra Saving will have an opportunity to subscribe for stock through a Subscription Offering that closes at 12:00 noon, Central Time, on March 16, 1999. Shares that are not subscribed for during the Subscription Offering may be offered subsequently to the general public in a Direct Community Offering, with first preference given to natural persons and trusts of natural persons residing in Marion, Clark, and Lewis Counties, Missouri. The Subscription Offering and Community Offering, if conducted, will be managed by Trident Securities, Inc. of Raleigh, North Carolina. Copies of the Prospectus relating to the offerings and describing the Plan of Conversion will be mailed to customers on or about February 19, 1999.

     As a result of the Conversion, Palmyra Saving will be structured in the stock form as are all commercial banks and an increasing number of savings institutions and will be a wholly-owned subsidiary of PFSB Bancorp, Inc. According to Mr. Mette, "Our day to day operations will not change as a result of the Conversion and deposits will continue to be insured by the FDIC up to the applicable legal limits."

     Customers with questions concerning the stock offering should call Palmyra Saving's Stock Information Center at (573)769 - 2655, or visit Palmyra Saving's main office.

        PRESS RELEASE
                                        FOR IMMEDIATE RELEASE
                                        ---------------------
                                        For More Information Contact:
                                        Eldon R. Mette, Executive Vice-President
                                        (573) 769-2655

                  PFSB BANCORP, INC. COMPLETES INITIAL PUBLIC OFFERING
                  ----------------------------------------------------

     Palmyra, Missouri - (March __, 1999) Eldon R. Mette, Executive Vice-President of Palmyra Saving and Building Association, F.A. ("Palmyra Saving"), announced today that PFSB Bancorp, Inc., the proposed holding company for Palmyra Saving, has completed its initial stock offering in connection with Palmyra Saving's conversion from a mutual to a stock organization. A total of shares were sold at the price of $10.00 per share.

     On March __, 1999, Palmyra Saving's Amended Plan of Conversion was approved by its voting members at a special meeting.

     Mr. Mette said that the officers and boards of directors of PFSB Bancorp, Inc. and Palmyra Saving wished to express their thanks for the response to the stock offering and that Palmyra Saving looks forward to serving the needs of its customers and new stockholders as a community-based stock institution. The stock commenced trading on March __, 1999 on the OTC Electronic Bulletin Board
under the symbol "     ".  Trident Securities, Inc. of Raleigh, North Carolina
managed the stock offering.

                              II.  Advertisements

A.   Explanation

     The intended use of the attached advertisement "A" is to notify Palmyra Saving's customers and members of the local community that the conversion offering is underway.

     The intended use of advertisement "B" is to remind Palmyra Saving's customers of the closing date of the Subscription Offering.

B.   Media Schedule

     1. Advertisement A - To be run immediately following OTS approval and possibly run weekly for the first three weeks.
     2. Advertisement B - To be run during the last week of the subscription offering.


     Trident may feel it is necessary to run more ads in order to remind customers of the close of the Subscription Offering and the Community Offering, if conducted.

     Alternatively, Trident may, depending upon the response from the customer base, choose to run fewer ads or no ads at all.

     These ads will run in the local newspapers.

     The ad size will be as shown or smaller.

--------------------------------------------------------------------------------

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the prospectus. These shares have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision or the Federal Deposit Insurance Corporation, nor has such Commission, Office or Corporation passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is unlawful.


New Issue


        ____________, 1999

                                862,500 Shares

                    These shares are being offered pursuant
                   to an Amended Plan of Conversion whereby

                 Palmyra Saving and Building Association, F.A.

       Palmyra, Missouri, will convert from a federally-chartered mutual savings association to a federally-chartered stock savings bank, change its name to Palmyra Savings and become a
                          wholly owned subsidiary of

                              PFSB Bancorp, Inc.

                                 Common Stock

                                ---------------

                            Price $10.00 Per Share

                                ---------------


                           Trident Securities, Inc.

               For a copy of the prospectus call (573) 769-2655.

Copies of the prospectus may be obtained in any state in which this announcement is circulated from Trident Securities, Inc. or such other dealers as may legally offer these securities in such state.

The Common Stock will not be insured by the FDIC or any other governmental agency.

--------------------------------------------------------------------------------

Attachment (B)

--------------------------------------------------------------------------------

                 PALMYRA SAVING AND BUILDING ASSOCIATION, F.A.

  MARCH 16, 1999 IS THE DEADLINE TO SUBSCRIBE FOR STOCK OF PFSB BANCORP, INC.




          Customers of Palmyra Saving and Building Association, F.A.
        have the opportunity to invest in Palmyra Saving by subscribing for common stock in its proposed holding company

                              PFSB BANCORP, INC.

                 A Prospectus relating to these securities is
                   available at our office or by calling our
                  Stock Information Center at (573) 769-2655.




This announcement is neither an offer to sell nor a solicitation of an offer to buy the stock of PFSB Bancorp, Inc. The offer is made only by the Prospectus. The shares of common stock are not deposits or savings accounts and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Copies of the Prospectus may be obtained in any State in which this announcement is circulated from Trident Securities, Inc. or such other brokers and dealers.

--------------------------------------------------------------------------------

                      III.  Question and Answer Brochure

A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves two purposes: a) to answer some of the most commonly asked questions in "plain, everyday language"; and b) to highlight in brochure form the intended stock purchases of Palmyra Saving's officers and directors shown in the Prospectus. Although most of the answers are taken verbatim from the Prospectus, it saves the individual from searching for the answer to a simple question.

B.   Method of Distribution

     There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures are always accompanied by a Prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all members of Palmyra Saving.

     2. Question and Answer brochures are available in Palmyra Saving's main office.

     3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                    PROPOSED OFFICER AND DIRECTOR PURCHASES

                                   Total Shares      Aggregate Price of  Percent of Shares
Name and Position                   Purchased         Shares Purchased      Purchased(1)
-----------------                   ----------        ----------------      ---------
L. Edward Schaeffer                      5,000                $ 50,000          0.7%
     President and Chairman
     Of the Board

Eldon R. Mette                           4,000                  40,000          0.5%
     Executive Vice-President,
     Secretary and Director

Glenn J. Maddox                          5,000                  50,000          0.7%
     Executive Vice-President
     of the Board
     And Director

Ronald L. Nelson                         3,000                  30,000          0.4%
     Vice-President
     and Treasurer

Albert E. Davis                         10,000                 100,000          1.3%
     Director

Robert M. Dearing                        2,700                  27,000          0.4%
   Director

James D. Lovegreen                       4,000                  40,000          0.5%
   Director

Donald L. Slavin                         8,000                  80,000          1.1%
   Director                             ------                --------          ---

TOTAL                                   41,700                $417,000          5.6%

(1) Assumes 747,500 shares are issued in the conversion.

                             QUESTIONS AND ANSWERS
                                   REGARDING
                            THE PLAN OF CONVERSION


On September 24, 1998, the Board of Directors of Palmyra Saving and Building Association, F.A. ("Palmyra Saving" or the "Association") unanimously adopted the Plan of Conversion, pursuant to which Palmyra Saving will convert from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank (the "Conversion"). The Board of Directors unanimously amended the Plan of Conversion on January 21, 1999. In addition, all of Palmyra Savings's outstanding capital stock will be issued to PFSB Bancorp, Inc. (the "Holding Company"), which was organized by the Association to own Palmyra Saving as a subsidiary.

This brochure is provided to answer general questions you might have about the Conversion. Following the Conversion, Palmyra Saving will continue to provide financial services to its depositors, borrowers and other customers as it has in the past and will operate with its existing management and employees. The Conversion will not affect the terms, balances, interest rates or existing federal insurance coverage on Palmyra Saving's deposits or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Association.

For complete information regarding the Conversion, see the both the Prospectus and the Proxy Statement dated __________ __, 1999. Copies of each of the Prospectus and the Proxy Statement may be obtained by calling the Stock Information Center at (573) 769-2655.

THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY PFSB BANCORP, INC. COMMON STOCK. OFFERS TO BUY OR TO SELL MAY BE MADE ONLY BY THE PROSPECTUS. PLEASE READ THE PROSPECTUS CAREFULLY PRIOR TO MAKING AN INVESTMENT DECISION.

THE SHARES OF PFSB BANCORP, INC. COMMON STOCK BEING OFFERED IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY PALMYRA SAVING INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                             QUESTIONS AND ANSWERS

                              PFSB Bancorp, Inc.
                       (the proposed holding company for
                Palmyra Saving and Building Association, F.A.)

Questions and Answers Regarding the Subscription and Community Offerings

                          MUTUAL TO STOCK CONVERSION
                          --------------------------

1.   Q.   What is a "Conversion"?
     A. Conversion is a change in the legal form of organization. Palmyra Saving currently operates as a federally-chartered mutual savings association with no stockholders. Through the Conversion, Palmyra Saving will become a federally-chartered stock savings bank, and the stock of its holding company, PFSB Bancorp, Inc. will be held by stockholders who purchase stock in the Subscription and Community Offerings or in the open market following the Offerings.

2.   Q.   Why is Palmyra Saving converting?
     A. Palmyra Saving, as a mutual savings association, does not have stockholders and has no authority to issue capital stock. By converting to the stock form of organization, Palmyra Saving will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of Palmyra Saving by providing a larger capital base from which the Association may operate, the ability to attract and retain qualified management through stock-based employee benefit plans, enhanced ability to diversify into other financial services related activities and expanded ability to render services to the public.

          The Board of Directors and management of Palmyra Saving believe that the stock form of organization is preferable to the mutual form of organization for a financial institution. The Board and management recognize the decline in the number of mutual thrifts from over 12,500 mutual institutions in 1929 to under 800 mutual thrifts today.

          Palmyra Saving believes that converting to the stock form of organization will allow the Association to more effectively compete with local community banks, thrifts, and with statewide and regional banks, which are in stock form. Palmyra Saving believes that by combining its existing quality service and products with a local ownership base, Palmyra Saving's customers and community members who become stockholders will be inclined to do more business with the Association.

          Furthermore, because Palmyra Saving competes with local and regional banks not only for customers, but also for employees, it believes that the stock form of organization will better afford Palmyra Saving the opportunity to attract and retain employees, management and directors through various stock benefit plans which are not available to mutual savings institutions.

3.   Q.   Is the Conversion beneficial to the communities that Palmyra Saving serves?
     A. Management believes that the structure of the Subscription and Community Offerings is in the best interest of the communities that Palmyra Saving serves because following the Conversion it is anticipated that a significant portion of the Common Stock will be owned by local residents desiring to share in the ownership of a local community financial institution. Management desires that a significant portion of the shares of common stock sold in the Offerings will be sold to residents of Marion, Clark, and Lewis Counties, Missouri.

4.   Q.   What effect will the Conversion have on deposit accounts and loans?
     A. Terms and balances of accounts in Palmyra Saving and interest rates paid on such accounts will not be affected by the Conversion. Insurable accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount permitted by law. The Conversion also will not affect the terms or conditions of any loans to existing borrowers or the rights and obligations of these borrowers under their individual contractual arrangements with Palmyra Saving.

5.   Q.   Will the Conversion cause any changes in Palmyra Saving's personnel?
     A. No. Both before and after the Conversion, Palmyra Saving's business of accepting deposits, making loans and providing financial services will continue without interruption with the same board of directors, management and staff.

6.   Q.   What approvals must be received before the Conversion becomes effective?
     A. First, the Board of Directors of Palmyra Saving must adopt the Plan of Conversion, which occurred on September 24, 1998. The Board of Directors amended the Plan of Conversion on January 21, 1999. Second, the Office of Thrift Supervision must approve the applications required to effect the Conversion. These approvals have been obtained. Third, the Plan of Conversion must be approved by a majority of all votes eligible to be cast by Palmyra Saving's voting members.
          A Special Meeting of voting members will be held on March 22, 1999 to consider and vote upon the Plan of Conversion.


                              THE HOLDING COMPANY
                              -------------------

7.   Q.   What is a holding company?
     A. A holding company is a business entity that owns another entity. Concurrent with the Conversion, Palmyra Saving will become a subsidiary of PFSB Bancorp, Inc., a holding company organized by Palmyra Saving to acquire all of the capital stock of Palmyra Saving to be outstanding after the Conversion.

8.   Q.   If I decide to buy stock in this offering, will I own stock in the
          Holding Company or Palmyra Saving?
     A. You will own stock in PFSB Bancorp, Inc. However, PFSB Bancorp, Inc., as a holding company, will own all of the outstanding capital stock of Palmyra Saving.

9.   Q.   Why did the Board of Directors form the Holding Company?
     A. The Board of Directors believes that the Conversion of Palmyra Saving and the formation of the Holding Company will result in a stronger financial institution with the ability to provide additional flexibility to diversify Palmyra Saving's business activities.


                         ABOUT BECOMING A  STOCKHOLDER
                         -----------------------------

10.  Q.   What are the Subscription and Community  Offerings?
     A. Under the Plan of Conversion adopted by Palmyra Saving, the Holding Company is offering shares of stock in the Subscription Offering, to certain current and former customers of Palmyra Savingand to Palmyra Saving's Employee Stock Ownership Plan ("ESOP"). Shares which are not subscribed for in the Subscription Offering, if any, may be offered to the general public in a Community Offering with preference given to natural persons who are permanent residents of Marion, Lewis, and Clark Counties of Missouri. These Offerings are consistent with the board's objective of PFSB Bancorp, Inc. being a locally owned financial institution. The Subscription Offering and Community Offering, if conducted, are being managed by Trident Securities, Inc. It is anticipated that any shares not subscribed for in either the Subscription or Community Offerings may be offered for sale in a Syndicated Community Offering, which is an offering on a best efforts basis by a selling group of broker-dealers.

11.  Q.   Must I pay a commission to buy stock in conjunction with the
          Subscription, Community or Syndicated Community Offerings?
     A. No. You will not pay a commission to buy the stock if the stock is purchased in the Subscription Offering or Community Offering, if conducted.

12.  Q.   How many shares of PFSB Bancorp, Inc. stock will be issued in the
          Conversion?
     A. It is currently expected that between 552,500 shares and 747,500 shares of common stock will be sold at a price of $10.00 per share. Under certain circumstances the number of shares may be increased to 859,625.

13.  Q.   How was the dollar size of the offering determined?
     A. The aggregate price of the common stock was determined by RP Financial, LC., an independent appraisal firm specializing in the thrift industry, and was approved by the Office of Thrift Supervision. The dollar size of the offering is based on the pro forma market value of Palmyra Saving and the Holding Company as determined by the independent evaluation.


14.  Q.   Who is entitled to subscribe for stock in the Conversion?
     A. The shares of PFSB Bancorp, Inc. to be issued in the Conversion are being offered in the Subscription Offering in the following order of priority to: (i depositors whose accounts in Palmyra Saving total $50.00 or more as of June 30, 1997 (`Eligible Account Holders"), (ii) Palmyra Saving's ESOP, (iii) depositors with $50.00 or more on deposit at Palmyra Saving as of December 31, 1998, other than Eligible Account Holders, ("Supplemental Eligible Account Holders"), (iv) depositors of Palmyra Saving as of January 31, 1999, and borrowers as of June 1, 1995 whose loans continued to be outstanding as of January 31, 1999, other than Eligible Account Holders and Supplemental Eligible Account Holders ("Other Members"), subject to the priorities and purchase limitations set forth in the Plan of Conversion. Subject to the prior rights of holders of subscription rights, Common Stock not subscribed for in the Subscription Offering may be offered in the Community Offering to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in Marion, Lewis, and Clark Counties of Missouri. Shares, if any, not subscribed for in the Subscription or Community Offerings may be offered to the general public in a Syndicated Community Offering.

15.  Q.   Are the subscription rights transferable?
     A. No. Subscription rights granted to Palmyra Saving's Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in the Conversion are not transferable. Persons violating such prohibition, directly or indirectly, may lose their right to purchase stock in the Conversion and be subject to other possible sanctions. It is the responsibility of each subscriber qualifying as an

          Eligible Account Holder, Supplemental Eligible Account Holder or Other Member to list completely all account numbers for qualifying savings accounts or loans as of the qualifying date on the stock order form.

16.  Q.   What are the minimum and maximum numbers of shares that I can purchase in the Conversion?
     A. The minimum number of shares is 25. The maximum number of shares that may be purchased in aggregate in the Conversion by any person or person exercising rights through one account other than the ESOP, is 6,000 shares. The maximum purchase for any person, related persons or persons acting together is 10,000 shares.

17.  Q.   Do the Board of Directors and management of Palmyra Saving subscribe for stock in the Holding Company?
     A. Directors and executive officers of Palmyra Saving are expected to subscribe for 41,700 shares. The purchase price paid by directors and executive officers will be the same $10.00 per share price as that paid by all other persons who order stock in the Subscription or Community Offerings.

18.  Q.   How do I subscribe for shares of stock?
     A. To subscribe for shares of stock in the Subscription Offering, you should send or deliver an original stock order form together with full payment (or appropriate instructions for withdrawal from permitted deposit accounts as described below) to Palmyra Saving in the postage-paid envelope provided. The stock order form and payment or withdrawal authorization instructions must be received prior to the close of the Subscription Offering, which will terminate at 12:00 noon, Central Time, on March 16, 1999, unless extended. Payment for shares may be made in cash (if made in person) or by check or money order. Subscribers who have deposit accounts with Palmyra Saving may include instructions on the stock order form requesting withdrawal from such deposit account(s) to purchase shares of PFSB Bancorp, Inc. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty.

          If shares remain available for sale after the expiration of the Subscription Offering, they may be offered in the Community Offering, which may commence at any time after the commencement of the Subscription Offering and may terminate at any time without notice, but may not terminate later than _____ __, 1999. Persons who wish to order stock in the Community Offering should return their stock order form as soon as possible after the Community Offering begins. Members of the general public should contact the Stock Information Center at
          (573) 769-2655 for additional information.

19.  Q.   May I use funds in a retirement account to purchase stock?

     A. Yes. If you are interested in using funds held in your retirement account at Palmyra Saving, the Stock Information Center can assist you in transferring those funds to a self-directed IRA. This process may be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account. Due to the additional paperwork involved, IRA transfers must be completed by March 12, 1999. For additional information, call the Stock Information Center at (573) 769- 2655.

20.  Q.   Will I receive interest on funds I submit for a stock purchase?
     A. Yes. Palmyra Saving will pay interest at its passbook savings account rate from the date the funds are received until completion of the stock offering or termination of the Conversion. All funds authorized for withdrawal from deposit accounts with Palmyra Saving will continue to earn interest at the contractual rate until the date of the completion of the Conversion.

21.  Q.   May I obtain a loan from Palmyra Saving to pay for shares purchased in the Conversion?
     A. No. Federal regulations prohibit Palmyra Saving from making loans for this purpose. However, federal regulations do not prohibit you from obtaining a loan from another source for the purpose of purchasing stock in the Conversion.

22.  Q.   If I buy stock in the Conversion, how would I go about buying additional shares or selling shares in the aftermarket?
     A. As a newly organized company, PFSB Bancorp, Inc has never issued capital stock, and consequently there is no established market for its Common Stock at this time. PFSB Bancorp, Inc. has requested that Trident Securities, Inc. make a market for the Common Stock through the OTC Electronic Bulletin Board. However, it is unlikely that an active trading market for the Common Stock will develop, and there can be no assurance that the shares of Common Stock being offered in the Conversion can be resold at or above the $10.00 purchase price.

23.  Q.   What is the Holding Company's dividend policy?
     A. The Board of Directors of the Holding Company intends to adopt a policy of paying regular cash dividends after the consummation of the Conversion, but has not decided the amount that may be paid or when the payments may begin. No assurance can be given, however, that the payment of dividends, once commenced, will continue. In addition, from time to time in an effort to manage capital at a reasonable level, the board may determine that it is prudent to pay special cash dividends. Special cash dividends may be paid in addition to, or in lieu of, regular cash dividends. There can be no assurance that special dividends will be paid, or, if paid, will continue to be paid.

24.  Q.   Will the FDIC insure the shares of the Holding Company?
     A. No. The shares of PFSB Bancorp, Inc. are not savings deposits or savings accounts and are not insured by the FDIC or any other government agency.

25.  Q.   If I subscribe for shares and later change my mind, will I be able to get a refund or modify my order?
     A. No. Your order cannot be canceled, withdrawn or modified once it has been received by Palmyra Saving without the consent of Palmyra Saving.


                   ABOUT VOTING "FOR" THE PLAN OF CONVERSION
                   -----------------------------------------

26.  Q.   Am I eligible to vote at the Special Meeting of Members to be held to consider the Plan of Conversion?
     A. You are eligible to vote at the Special Meeting of Members to be held on March 22, 1999 if you were a depositor or borrower of Palmyra Saving at the close of business on the Voting Record Date (January 31, 1999) and continue as such until the Special Meeting. If you were a member on the Voting Record Date, you should have received a proxy statement and a proxy card with which to vote.

27.  Q.   How many votes do I have?
     A. Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account(s) as of the Voter Record Date. Each borrower member is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to cast as an account holder. No member may cast more than 1,000 votes.

28.  Q.   If I vote "against" the Plan of Conversion and it is approved, will I be prohibited from buying stock during the Subscription Offering?
     A. No. Voting against the Plan of Conversion in no way restricts you from purchasing PFSB Bancorp, Inc. stock in the Subscription Offering.

29.  Q.   Did the Board of Directors of Palmyra Saving unanimously adopt the
          Amended Plan of Conversion?
     A. Yes. Palmyra Saving's Board of Directors unanimously adopted the Amended Plan of Conversion and urges that all members vote "FOR" approval of such Plan.

30.  Q.   What happens if Palmyra Saving does not get enough votes to approve the Amended Plan of Conversion?
     A. The Conversion would not take place, and Palmyra Saving would remain a mutual savings association.

31.  Q.   As a qualifying depositor or borrower of Palmyra Saving, am I required to vote?
     A. No. However, failure to return your proxy card or otherwise vote will have the same effect as a vote AGAINST the Amended Plan of Conversion.

32.  Q.   What is a Proxy Card?
     A. A proxy card gives you the ability to vote without attending the Special Meeting in person. If you received more than one informational packet, then you should vote the proxy cards in all packets. Your proxy card(s) is (are) located in the window sleeve of your informational packet(s).

          You may attend the meeting and vote, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy. Previously executed proxies, other than those proxies sent pursuant to the Conversion, will not be used to vote for approval of the Plan of Conversion, even if the respective members do not execute another proxy or attend the Special Meeting and vote in person.

33.  Q.   How can I get further information concerning the stock offering?
     A. You may call the Stock Information Center at (573) 769-2655 for further information or to request a copy of the Prospectus, a stock order form, a proxy statement or a proxy card.

     THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY PFSB BANCORP, INC. COMMON STOCK. SUCH OFFERS AND SOLICITATION IS MADE ONLY BY MEANS OF THE PROSPECTUS. COPIES OF THE PROSPECTUS MAY BE OBTAINED BY CALLING THE STOCK INFORMATION CENTER AT (573) 769-2655.

     THE SHARES OF PFSB BANCORP, INC. COMMON STOCK BEING OFFERED ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY PALMYRA SAVING, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

          IV.   Individual Letters and Community Meeting Invitations


A. Explanation

In order to educate the public about the stock offering, Trident suggests holding community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of Palmyra Saving submit a list of acquaintances that he or she would like to invite to a community meeting.

B. Method of Distribution of Invitations and Prospect Letters

Each Director submits his list of prospects. Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting. Letters will be sent to prospects to thank them for their attendance and to remind them of closing dates.

C. Examples enclosed.

                          (Palmyra Saving Letterhead)
                              ____________, 1999

Dear Valued Customer:

Palmyra Saving and Building Association, F.A. ("Palmyra Saving" or the "Association") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of the Association in that it allows customers, community members, directors and employees an opportunity to own stock in PFSB Bancorp, Inc., the proposed holding company for Palmyra Saving.

For over 111 years, Palmyra Saving has successfully operated as a mutual savings association. We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage deposits at Palmyra Saving, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Palmyra Saving. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of the Association.

As one of our valued members, you have the opportunity to invest in Palmyra Saving's future by purchasing stock in PFSB Bancorp, Inc. during the Subscription Offering, without paying a sales commission.

If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by Palmyra Saving not later than 12:00 noon. Central Time on March 16, 1999.

Enclosed is a proxy card. Your Board of Directors urges you to vote "FOR" Palmyra Saving's Amended Plan of Conversion. A vote in favor of the Plan does not obligate you to purchase stock. Please sign and return your proxy card promptly; your vote is important to us. We have also enclosed a Prospectus and Proxy Statement which fully the describes Palmyra Saving, its management, Board of Directors, financial strength and the Plan of Conversion. Please review it carefully before you vote or invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (573) 769-2655.

We look forward to continuing to provide quality financial services to you in the future.

Sincerely,

Eldon R. Mette
Executive Vice-President



This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of PFSB Bancorp, Inc. common stock offered in the conversion. Such offers and solicitations are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                          (Palmyra Saving Letterhead)

                              ____________, 1999

Dear Interested Investor:

Palmyra Saving and Building Association, F.A. ("Palmyra Saving" or the "Association") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of the Association in that it allows customers, community members, directors and employees an opportunity to own stock in PFSB Bancorp, Inc., the proposed holding company for Palmyra Savings.

For over 111 years, Palmyra Saving has successfully operated as a mutual savings association. We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on Palmyra Saving deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Palmyra Saving. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of the Association.

Enclosed is a Prospectus which fully describes Palmyra Saving, its management, Board of Director, financial strength and Amended Plan of Conversion. Please review it carefully before you make an investment decision. If you decide to invest, please return to Palmyra Saving a properly completed stock order form together with full payment for shares at your earliest convenience but not later than 12:00 noon Central Time on March 16, 1999. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (573) 769-2655 .

We look forward to continuing to provide quality financial services to you in the future.

Sincerely,


Eldon R. Mette
Executive Vice-President



This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of PFSB Bancorp, Inc. common stock offered in the conversion. Such offers and solicitations are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                          (Palmyra Saving Letterhead)

                              ____________, 1999

Dear Friend:

Palmyra Saving and Building Association, F.A. ("Palmyra Saving" or the "Association") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of the Association in that it allows customers, community members, directors and employees an opportunity to own stock in PFSB Bancorp, Inc., the proposed holding company for Palmyra Saving.

For over 111 years, Palmyra Saving has successfully operated as a mutual savings association. We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on Palmyra Saving deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Palmyra Savings. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of the Association.

Our records indicate that you were a depositor of Palmyra Saving on June 30, 1997 or December 31, 1998, but that you were not a member on January 31, 1999. Therefore, under applicable law, you are entitled to subscribe for Common Stock in PFSB Bancorp, Inc.'s Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on March 22, 1999 and upon receipt of all required regulatory approvals.

If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by Palmyra Saving not later than 12:00 noon, Central Time, on March 16, 1999. Enclosed is a Prospectus which fully describes Palmyra Saving, its management, Board of Directors, financial strength and Plan of Conversion. Please review it carefully before you invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (573) 769- 2655.

We look forward to continuing to provide quality financial services to you in the future.

Sincerely,

Eldon R. Mette
Executive Vice-President



This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of PFSB Bancorp, Inc. common stock offered in the conversion. Such offers and solicitations are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                          (Palmyra Saving Letterhead)

                               ___________, 1999

Dear Member:

     As a qualified member of Palmyra Saving and Building Association, F.A. ("Palmyra Saving"), you have the right to vote upon Palmyra Saving's Amended Plan of Conversion and also generally have the right to subscribe for shares of common stock of PFSB Bancorp, Inc., the proposed holding company for Palmyra Saving through the mutual to stock conversion of Palmyra Saving. However, the Amended Plan of Conversion provides that PFSB Bancorp, Inc. will not offer stock in any state in which compliance with the securities laws would be impracticable for reasons of cost or otherwise. Unfortunately, the securities laws of your state would require PFSB Bancorp, Inc. to register its common stock and /or its employees in order to sell the common stock to you. Such registration would be prohibitively expensive or otherwise impracticable in light of the few members residing in your state.

     You may vote on the Amended Plan of Conversion and we urge you to read the enclosed Summary Proxy Statement and execute the enclosed Revocable Proxy. Questions regarding the execution of the Revocable Proxy should be directed to Palmyra Saving's Stock Information Center at (573)769-2655.


                                   Sincerely,


                                   Eldon R. Mette
                                   Executive Vice-President

*Sent to prospects who are customers*


                             _______________, 1999

&salutation& &firstname& &last name&
&address&
&city&, &state& &zip&

Dear &prefername&

    Recently you may have read in the newspaper that Palmyra Saving and Building Association, F.A. (the "Palmyra Saving") will convert from a federally-chartered mutual savings association to a federally-chartered stock savings bank. This is the most significant event in the history of Palmyra Saving in that it allows customers, employees and directors the opportunity to share in Palmyra Saving's future by becoming charter stockholders of Palmyra Saving's newly-formed holding company, PFSB Bancorp, Inc.

As a customer of Palmyra Saving, you should have received a packet of information regarding the conversion, including a Prospectus and a Proxy Statement. In addition, we are holding several presentations for friends of the officers and directors to discuss the stock offering in more detail. You will receive an invitation in the near future.

Please feel free to call me or  Palmyra Saving's Stock Information Center at
(573) 769-2655 if you have any questions. I look forward to seeing you at one of our informational presentations.

                                 Sincerely,


                                 Eldon R. Mette
                                 Executive Vice-President



This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of PFSB Bancorp, Inc. common stock offered in the conversion. Such offers and solicitations are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

*Sent to prospects who are not customers*

                              ____________, 1999


&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

Recently you may have read in the newspaper that Palmyra Saving and Building Association, F.A. (the "Palmyra Saving") will be converting from a federally-chartered mutual savings association to a federally-chartered stock savings bank. This is the most significant event in the history of Palmyra Saving in that it allows customers, employees and directors the opportunity to share in Palmyra Saving's future by becoming charter stockholders of Palmyra Saving's holding company, PFSB Bancorp, Inc.

[Director] has asked that you be sent a Prospectus and stock order form which will allow you to become a charter stockholder, should you desire. In addition, we are holding several presentations for friends of the officers and directors of Palmyra Saving to discuss the stock offering in more detail. You will receive an invitation in the near future.

Please feel free to call me or Palmyra Savings's Stock Information Center at
(573) 769-2655 if you have any questions. I look forward to seeing you at one of our information presentations.

Sincerely,


Eldon R. Mette
Executive Vice-President



This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of PFSB Bancorp, Inc. common stock offered in the conversion. Such offers and solicitations are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

*Sent to those attending a community meeting*

                              ____________, 1999

&salutation& &firstname& &lastname&
&address&
&City&, &state& &zip&

Dear &prefername&:

Thank you for attending our informational presentation relating to Palmyra Saving's conversion to a stock savings bank. The information presented at the meeting and the Prospectus you recently received should assist you in making an informed investment decision.

Obviously, we are excited about this stock offering and the opportunity to share in the future of Palmyra Saving. This conversion is the most important event in our history and it gives Palmyra Saving the strength to compete in the future and will provide Palmyra Saving additional corporate flexibility.

We may contact you in the near future to get an indication of your interest in our offering. If you make a decision to invest, please return your properly completed stock order form no later than 12:00 noon, Central Time, on March 16, 1999. If you have any questions, please call the Stock Information Center at
(573)769-2655.

Sincerely,



Eldon R. Mette
Executive Vice-President



This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of PFSB Bancorp, Inc. common stock offered in the conversion. Such offers and solicitations are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

* Sent to those not attending a community meeting *

                                _________, 1999

&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

I am sorry you were unable to attend our recent presentation regarding Palmyra Saving's mutual to stock conversion. The Board of Directors and management team of Palmyra Saving are committed to contributing to long term shareholder value and as a group we are personally investing approximately $417,000 of our own funds. We are enthusiastic about the stock offering and the opportunity to share in the future of Palmyra Saving.

We have established a Stock Information Center to assist you with any questions regarding the stock offering. Should you require any assistance between now and the Subscription Offering deadline of 12:00 Noon, Central Time, on March 16, 1999, I encourage you to either stop by our Stock Information Center or call
(573) 769-2655.

I hope you will join me as a charter stockholder in PFSB Bancorp, Inc.

Sincerely,



Eldon R. Mette
Executive Vice-President



This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of PFSB Bancorp, Inc. common stock offered in the conversion. Such offers and solicitations are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

* Final Reminder Letter *

                                _________, 1999


&salutation&firstname&lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

I am writing to remind you that the deadline for purchasing stock in PFSB Bancorp, Inc. is quickly approaching. I hope you will join me in becoming a charter stockholder in one of Missouri's newest publicly owned financial institutions.

The deadline for becoming a charter stockholder is 12:00 Noon, Central Time, on March 16, 1999. If you have any questions, please call our Stock Information Center at (573) 769-2655.

Once again, I look forward to having you join me as a charter stockholder in PFSB Bancorp, Inc.

Sincerely,



Eldon R. Mette
Executive Vice-President



This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of PFSB Bancorp, Inc. common stock offered in the conversion. Such offers and solicitations are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

================================================================================

                          The Directors and Officers

                                      of

                 Palmyra Saving and Building Association, F.A.

                    cordially invite you to attend a brief

                 presentation regarding the stock offering of

               PFSB Bancorp, Inc., our proposed holding company


                             Please join us at the

                                ______________

                             _____________________
                          ___________________________

                                 ____________

                                 ____________

                               for refreshments


              YOU MUST RESPOND BY ____________ TO RESERVE A SEAT
                            R.S.V.P. (573) 769-2655

================================================================================

                     V.   Counter Cards and Lobby Posters



A. Explanation

   Counter cards and lobby posters serve two purposes: (1) As a notice to Palmyra Saving's customers and members of the local community that the stock sale is underway and (2) to remind the customers of the end of the Subscription Offering. Trident has learned in the past that many people forget the deadline for subscribing and therefore we suggest the use of these simple reminders.

B. Quantity

   Approximately 2 - 3 Counter cards will be used at teller windows and on customer service representatives' desk.
   Approximately 1 - 2 Lobby posters will be used at Palmyra Saving's office.

C. Example

D. Size

   The counter card will be approximately 8 1/2" x 11".
   The lobby poster will be approximately 16" x 20".

C.

                            POSTER OR COUNTER CARD


================================================================================

                          "TAKE STOCK IN OUR FUTURE"


                              "PFSB BANCORP, INC.

                           STOCK OFFERING MATERIALS

                                AVAILABLE HERE"


                 PALMYRA SAVING AND BUILDING ASSOCIATION, F.A.

================================================================================

                             VII.  Proxy Reminder


A. Explanation

   A proxy reminder is used when the majority of votes needed to adopt the Amended Plan of Conversion is still outstanding. The proxy reminder is mailed to those "target vote" depositors who have not previously returned their signed proxy.

   The target vote depositors are determined by the conversion agent.

B. Example

C. Size

   Proxy reminder is approximately 8 1/2" x 11".

B.                                 Example

--------------------------------------------------------------------------------

                          P R O X Y  R E M I N D E R

                 Palmyra Saving and Building Association, F.A.


YOUR VOTE ON OUR STOCK CONVERSION PLAN HAS NOT BEEN RECEIVED.
---------                              ---------------------

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO
---------------------------
VOTING AGAINST THE AMENDED PLAN OF CONVERSION.

VOTING FOR THE AMENDED PLAN OF CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNTS. DEPOSIT ACCOUNTS WILL CONTINUE TO BE FEDERALLY INSURED UP TO THE APPLICABLE LIMITS.

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE
                     ----------------------------
PROXY CARD TO PALMYRA SAVING TODAY.

PLEASE VOTE ALL PROXY CARDS RECEIVED.
            ---

WE RECOMMEND THAT YOU VOTE TO APPROVE THE AMENDED PLAN OF CONVERSION. THANK YOU.

THE BOARD OF DIRECTORS AND MANAGEMENT OF PALMYRA SAVING AND BUILDING ASSOCIATION, F.A.

--------------------------------------------------------------------------------

                       IF YOU RECENTLY MAILED THE PROXY,
             PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.
                 FOR FURTHER INFORMATION CALL (573) 769-2655.

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of PFSB Bancorp, Inc. common stock offered in the conversion. Such offers and solicitations are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.